EXHIBIT 10.5

                               FIRST AMENDMENT TO

                          SALARY CONTINUATION AGREEMENT


     First Amendment, dated as of _________ __, 2008 (the "Amendment"), to the Salary Continuation Agreement, dated as of January 1, 2004 (as amended, the "Salary Continuation Agreement"), by and among Citizens South Bank (the "Bank") and _______________ (the "Executive"). Capitalized terms which are not defined herein shall have the same meaning as set forth in the Salary Continuation Agreement.

                              W I T N E S S E T H:

     WHEREAS, the parties desire to amend the Salary Continuation Agreement to comply with the final regulations issued in April 2007 by the Internal Revenue Service under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, pursuant to Sections 7.1 and 7.14 of the Salary Continuation Agreement, the parties to the Salary Continuation Agreement desire to amend the Salary Continuation Agreement;

     NOW, THEREFORE, in consideration of the premises, the mutual agreements herein set forth and such other consideration the sufficiency of which is hereby acknowledged, the Bank and the Executive hereby agree as follows:

     Section 1. Amendment to Section 1.4 of the Salary Continuation Agreement. The definition of Change in Control in Section 1.4 of the Salary Continuation Agreement is hereby amended to read in its entirety as follows:

          "Change in Control means a change in the ownership of Citizens South Banking Corporation (the "Company") or the Bank, a change in the effective control of the Company or the Bank or a change in the ownership of a substantial portion of the assets of the Company or the Bank, in each case as provided under Section 409A of the Code and the regulations thereunder."

     Section 2. Amendment to Section 1.5 of the Salary Continuation Agreement. The definition of Disability in Section 1.5 of the Salary Continuation Agreement is hereby amended to read in its entirety as follows:

          "Disability means the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health Agreement covering employees of the Bank."

     Section 3. Amendment to Section 1.9 of the Salary Continuation Agreement. The definition of Good Reason in Section 1.9 of the Salary Continuation Agreement is hereby amended to read in its entirety as follows:

          "Good Reason means the occurrence of any of the following conditions:

          (i) any material breach of this Agreement by the Bank, including without limitation any of the following: (A) a material diminution in the Executive's base compensation, (B) a material diminution in the Executive's authority, duties or responsibilities, or (C) a material diminution in the authority, duties or responsibilities of the officer to whom the Executive is required to report, or

          (ii) any material change in the geographic location at which the Executive must perform his services under this Agreement;

     provided, however, that prior to any termination of employment for Good Reason, the Executive must first provide written notice to the Bank within ninety (90) days of the initial existence of the condition, describing the existence of such condition, and the Bank shall thereafter have the right to remedy the condition within thirty (30) days of the date the Bank received the written notice from the Executive. If the Bank remedies the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition. If the Bank does not remedy the condition within such thirty (30) day cure period, then the Executive may deliver a notice of termination for Good Reason at any time within sixty (60) days following the expiration of such cure period."

     Section 4. Amendment to Section 1.16 of the Salary Continuation  Agreement.
Section 1.16 of the Salary Continuation Agreement is hereby amended to read in its entirety as follows:

          "Termination of Employment," for purposes of this Agreement, shall mean a "Separation from Service" as such term is defined in Section 409A of the Code and the final regulations issued thereunder, provided that whether a Separation from Service has occurred shall be determined based on whether the facts and circumstances indicate that the Bank and the Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to less than fifty percent (50%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six
     (36) month period (or the full period of services to the Bank if the Executive has been providing services to the Bank less than thirty-six (36) months)."

     Section 5.  Deletion of Section 2.6 of the Salary  Continuation  Agreement.
Section 2.6 of the Salary Continuation Agreement is hereby deleted in its entirety.

     Section 6. New  Section  2.8 of the Salary  Continuation  Agreement.  A new
Section 2.8 of the Salary Continuation Agreement is hereby added to read in its entirety as follows:

     "2.8 Restriction on Commencement of Distributions. Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee (within the meaning of Treasury Regulation 1.409A-1(i)), the provisions of this Section 2.8 shall govern the timing of all distributions under Sections 2.1, 2.2, 2.3 and 2.4 of this Agreement. In the event the Executive is a Specified Employee, and to the extent necessary to avoid penalties under Section 409A of the Code, payments to the Executive shall not commerce until the later of (i) the first day of the month following the lapse of six months after the date of the Termination of Employment, or (ii) the first day of the month following the Executive's attainment of Normal Retirement Age. Any distribution which would otherwise be paid to the Executive during such period shall be accumulated and paid to the Executive in a lump sum on the first day of the month following the lapse of six months after the date of the Termination of Employment. All subsequent distributions shall be paid in the manner specified."

     Section 7. Amendment to Section 7.1 of the Salary  Continuation  Agreement.
Section 7.1 of the Salary Continuation Agreement is hereby amended to read in its entirety as follows:

     "7.1 Amendments and Termination.

          (a) Subject to Section 7.14 of this Agreement, (a) this Agreement may be amended solely by a written agreement signed by the Bank and by the Executive, and (b) except for termination occurring under Article 5, this Agreement may be terminated solely by a written agreement signed by the Bank and by the Executive. Except as provided in Section 7.1(b), the termination of this Agreement shall not cause a distribution of benefits under this Agreement.

          (b) Notwithstanding anything to the contrary in Section 7.1(a), if the Bank irrevocably terminates this Agreement in the following circumstances:

               (i) Within thirty (30) days before a Change in Control, provided that all distributions are made no later than twelve (12) months following such irrevocable termination of this Agreement and further provided that all of the arrangements sponsored by the Bank that would be aggregated with this Agreement under Treasury Regulation ss.1.409A-1(c)(2) are terminated so the Executive and all Executives under the other aggregated arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the date the Bank irrevocably takes all necessary action to terminate such arrangements;

               (ii) With twelve (12) months of a dissolution of the Bank taxed under Section 331 of the Code or with the approval of a bankruptcy court pursuant to 11 U.S.C. ss.503(b)(1)(A), provided that the amounts deferred under this Agreement are included in the Executive's gross income in the latest of (i) the calendar year in which this Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practicable; or

               (iii) Upon the Bank's termination of this and all other arrangements that would be aggregated with this Agreement pursuant to Treasury Regulation ss.1.409A-1(c) if the Executive participated in such arrangements ("Similar Arrangements"), provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Bank, (ii) no payments are made within twelve (12) months of the termination of the arrangements other than payments that would be payable under the terms of the arrangements if the termination had not occurred, (iii) all termination distributions are made no later than twenty-four (24) months following such termination, and (iv) the Bank does not adopt any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Bank takes all necessary action to irrevocably terminate and liquidate the Agreement;

               the Bank may distribute the Accrual Balance, determined as of the date of the termination of this Agreement (without regard to vesting in the event of a termination pursuant to Section 7(b)(i)), to the Executive in a lump sum subject to the above terms.

     Section 8. Amendment to Section 7.13 of the Salary Continuation Agreement. The second to last sentence in Section 7.13 of the Salary Continuation Agreement is hereby amended to read in its entirety as follows:

          "The fees and expenses of counsel selected from time to time by the Executive as provided in this section shall be paid or reimbursed to the Executive by the Bank on a regular, periodic basis upon presentation within thirty (30) days following the Executive's presentation of a statement or statements prepared by such counsel in accordance with such counsel's customary practices, up to a maximum aggregate amount of $25,000."

     Section 9. Effectiveness. This Amendment shall be deemed effective as of the date first above written, as if executed on such date. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Salary Continuation Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect and shall be otherwise unaffected.

     Section 10. Governing Law. This Amendment and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of North Carolina.

     Section 11. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed an original, and all of which together shall constitute but one and the same instrument.

     Section 12. Compliance with Section 409A. This Agreement shall be interpreted and administered consistent with Section 409A of the Code.

     IN WITNESS WHEREOF, the Bank and the Executive have duly executed this Amendment as of the day and year first written above.

                                               CITIZENS SOUTH BANK

Attest:


                                           By:
---------------------------------------        ---------------------------------
Name:  Paul L. Teem, Jr.                       Name:  Kim S. Price
Title: Executive Vice President,               Title: President and Chief
         Chief Administrative Officer                   Executive Officer



                                               EXECUTIVE

Attest:



------------------------                       ---------------------------------
Name:  Paul L. Teem, Jr.                       -----------------------